(HARVEST NATURAL RESOURCES, INC. LOGO)                     FOR IMMEDIATE RELEASE


                            HARVEST NATURAL RESOURCES
                           PROVIDES GUIDANCE FOR 2005

         HOUSTON, TX (December 14, 2004) - Harvest Natural Resources, Inc. (NYSE: HNR) today provided financial and operating guidance assumptions for 2005.

         Production from Venezuela during 2005 is projected to average between 41,000 and 47,000 barrels of oil equivalent per day (Boepd) compared with actual production through the first nine months of 2004 of 35,376 Boepd. Oil production for 2005 is projected to average between 29,000 barrels and 34,000 barrels per day (Bopd) which is an increase of 40 to 60 percent compared with the 20,840 Bopd average oil production through the nine months ended September 30, 2004. Natural gas sales are projected to average between 70 and 80 million cubic feet per day.

         Harvest President and Chief Executive Officer, Dr. Peter J. Hill, said, "Oil production has been increasing during the last half of this year with exit production expected to be at the upper end of our 25,000 to 30,000 Bopd guidance range. Assuming we continue to enjoy a positive business environment in Venezuela free of production interruptions, oil production is projected to continue to increase throughout 2005 with exit production in the range of 31,000 and 36,000 Bopd. We are currently drilling oil wells in the Uracoa Field with 2 rigs and expect both rigs to continue drilling into 2005. We expect to drill 18 oil wells next year to complete development of the Uracoa Field massive sand and 2 additional wells to test the shallow potential in the field. We also plan to drill 2 oil wells in the East Bombal Field."

         Hill said, "We expect to start the second phase of our natural gas development program with the drilling of 2 gas wells and installation of facilities and infrastructure to deliver gas from the East Bombal Field to the processing plant in Uracoa. The completion of these facilities and infrastructure should enable us to continue to produce an average of 70 to 80 million cubic feet of gas per day until the end of the gas contract."

         Operating expenses are projected to average between $2.50 and $2.75 per barrel of oil equivalent (Boe) for 2005. Capital expenditures for 2005 are projected to be $70 to $80 million compared with 2004 capital expenditures of approximately $45 million.

         Assuming an average West Texas Intermediate oil price of $30 for 2005 and these production estimates, net income is projected to be in the range of $48 to $53 million ($1.25 to $1.38 per diluted share). Discretionary cash flow (cash flow from operating activities before changes in operating assets and liabilities) is estimated to be in the range of $90 to $110 million. See Reconciliation of Non-GAAP Measures below.

         Dr. Hill continued, "Capital expenditures for 2005 are forecast to be in the $70 to $80 million range including $50 to $60 million for drilling and $15 to $20 million for facilities and infrastructure. Our discretionary cash flow is projected to exceed capital expenditures by


            1177 Enclave Parkway, Suite 300 o Houston, Texas 77077 o
                       ph: 281.899.5700 fax: 281.899.5702
approximately $30 million in 2005. This cash flow combined with our current $70 million cash balance will allow us to invest in multiple growth opportunities, including in Russia and Venezuela, and for other corporate purposes."

         Harvest Natural Resources, Inc., headquartered in Houston, Texas, is an independent oil and gas exploration and development company with principal operations in Venezuela. For more information visit the Company's website at www.harvestnr.com.

                                                              2005                2004 NINE MONTHS ACTUAL THROUGH
                                                            GUIDANCE                    SEPT 30 (UNAUDITED)
                                                            --------              -------------------------------
PRODUCTION
  Oil (Bopd)                                             29,000 - 34,000                               20,840
  Natural Gas (MMcfpd)                                           70 - 80                                   87
  Boe per day                                            41,000 - 47,000                               35,376

PRICE
  Oil ($/Bbl)                                                     $16.50(1)                            $17.88
  Natural Gas ($/Mcf)                                              $1.03                                $1.03

COSTS PER BOE
  Operating                                                $2.50 - $2.75                                $2.34
  G & A                                                    $1.10 - $1.35                                $1.57
  Taxes other than income                                  $0.40 - $0.45                                $0.39
                                                           -------------                                -----
  Cash operating costs                                     $4.00 - $4.55                                $4.30

Net income ($MM)                                               $48 - $53                                $19.1
Earnings per share - diluted                                 1.25 - 1.38                                 0.50

Discretionary cash flow ($MM)(2)                              $90 - $110                                $54.8

Capital Expenditures ($MM)                                     $70 - $80                                $19.8

(1) Assumes average West Texas Intermediate price of $30.00 per barrel and the benefit of the Company's purchase of West Texas Intermediate oil puts to protect the Company's 2005 cash flow.
(2) Discretionary cash flow is defined as cash flows from operating activities before changes in operating assets and liabilities.

Reconciliation of Non-GAAP Measures ($MM):
Net cash provided by operating activities                    $120 - $140                                $37.7
Less estimated total changes in operating assets &
  liabilities                                                       $(30)                               $17.1
                                                             -----------                                -----
  Discretionary cash flow                                     $90 - $110                                $54.8
                                                             ===========                                =====

CONTACT:

Steven W. Tholen                                              Amanda Koenig
Senior Vice President, Chief Financial Officer                Investor Relations
(281) 899-5714                                                (281) 899-5716

"This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from Harvest's expectations as a result of factors discussed in Harvest's 2003 Annual Report on Form 10-K and subsequent reports."

================================================================================

            1177 Enclave Parkway, Suite 300 o Houston, Texas 77077 o
                       ph: 281.899.5700 fax: 281.899.5702